                                                                    EXHIBIT 4.25



                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                            OUTBACK STEAKHOUSE, INC.

                       OUTBACK STEAKHOUSE OF FLORIDA, INC.


                             HOOD & ASSOCIATES, INC.


                                       AND


                                 DENNIS L. HOOD

                               TABLE OF CONTENTS

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ARTICLE 1 - PLAN OF ACQUISITION...................................................................................1
         1.1      The Merger......................................................................................1
         1.2      Adjustments.....................................................................................2
         1.3      Closing.........................................................................................2
         1.4      Execution and Delivery of Closing Documents.....................................................2
         1.5      Execution and Filing of Merger Documents........................................................2
         1.6      Effectiveness of Merger.........................................................................3
         1.7      Further Assurances..............................................................................3
         1.8      Certificates....................................................................................3
         1.9      Closing of Transfer Books.......................................................................3
         1.10     Fractional Shares...............................................................................3
         1.11     Accounting Treatment............................................................................3

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF HAI AND HOOD........................................................3
         2.1      Organization and Good Standing..................................................................3
         2.2      Power and Authority.............................................................................3
         2.3      Foreign Corporation.............................................................................4
         2.4      Authority and Validity..........................................................................4
         2.5      Binding Effect..................................................................................4
         2.6      Compliance with Other Instruments...............................................................4
         2.7      Capitalization of HAI...........................................................................4
         2.8      Absence of Certain Changes......................................................................5
         2.9      Tax Liabilities.................................................................................5
         2.10     No Undisclosed Liabilities......................................................................6
         2.11     Title to Properties.............................................................................6
         2.12     Contracts.......................................................................................6
         2.13     Litigation and Government Claims................................................................6
         2.14     No Violation of Any Instrument..................................................................7
         2.15     Necessary Approvals and Consents................................................................7
         2.16     Compliance With Laws............................................................................7
         2.17     Accuracy of Information Furnished...............................................................7

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF HOOD................................................................7
         3.1      Authority and Validity..........................................................................8
         3.2      Binding Effect..................................................................................8
         3.3      Ownership.......................................................................................8
         3.4      Voting..........................................................................................8
         3.5      Residency.......................................................................................8
         3.6      Compliance with Other Instruments...............................................................8

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF OSI AND OUTBACK.....................................................8
         4.1      Organization and Good Standing..................................................................8
         4.2      Foreign Qualification...........................................................................8
         4.3      Power and Authority.............................................................................8
         4.4      Authority and Validity..........................................................................9
         4.5      Binding Effect..................................................................................9

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         4.6      Compliance with Other Instruments...............................................................9
         4.7      Capitalization of OSI...........................................................................9
         4.8      SEC Reports.....................................................................................9
         4.9      Litigation and Government Claims...............................................................10
         4.10     No Violation of Any Instrument.................................................................10
         4.11     Necessary Approvals and Consents...............................................................10
         4.12     Absence of Certain Changes or Events...........................................................10

ARTICLE 5 - JOINT COVENANTS OF HAI, HOOD, OSI AND OUTBACK........................................................10
         5.1      Notice of any Material Change..................................................................11
         5.2      Cooperation....................................................................................11
         5.3      Post-Closing Adjustment........................................................................11
         5.4      Distribution and Allocations...................................................................12
         5.5      Additional Agreements..........................................................................12

ARTICLE 6 - COVENANTS OF HAI AND HOOD............................................................................12
         6.1      Securities Law Compliance. ....................................................................12
         6.2      Restriction on Transfer. ......................................................................14
         6.3      Payment of Liabilities.........................................................................14
         6.4      Pooling........................................................................................14

ARTICLE 7 - COVENANTS OF OSI AND OUTBACK.........................................................................15
         7.1      Mandatory Registration of OSI Common Stock.....................................................15
         7.2      Registration Procedures........................................................................16
         7.3      Expenses of Registration.......................................................................16
         7.4      Adjustments in Number of Shares................................................................16
         7.5      Transferees....................................................................................16
         7.6      Employment Agreements..........................................................................16
         7.7      Assumed Liabilities............................................................................17

ARTICLE 8 - JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS....................................................17
         8.1      Consents to Transaction........................................................................17
         8.2      Absence of Litigation..........................................................................17
         8.3      Dissenter's Rights.............................................................................17

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS OF HAI...........................................................17
         9.1      Compliance.....................................................................................17
         9.2      Representations and Warranties.................................................................17
         9.3      Material Adverse Changes.......................................................................18

ARTICLE 10 - CONDITIONS PRECEDENT TO OBLIGATIONS OF OSI AND OUTBACK..............................................18
         10.1     Compliance.....................................................................................18
         10.2     Representations and Warranties.................................................................18
         10.3     Current Financial Status.......................................................................18
         10.4     Material Adverse Changes.......................................................................18
         10.5     Pooling........................................................................................18

ARTICLE 11 - INDEMNIFICATION.....................................................................................19
         11.1     Indemnification Based on Agreement.   .........................................................19
         11.2     Limitation.....................................................................................19

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         11.3     Cooperation....................................................................................19
         11.4     Notice.........................................................................................19

ARTICLE 12 - MISCELLANEOUS.......................................................................................20
         12.1     Termination....................................................................................20
         12.2     Expenses.......................................................................................20
         12.3     Entire Agreement...............................................................................20
         12.4     Survival of Representations and Warranties.....................................................20
         12.5     Counterparts...................................................................................21
         12.6     Notices........................................................................................21
         12.7     Successors and Assigns.........................................................................21
         12.8     Governing Law..................................................................................21
         12.9     Waiver and Other Action........................................................................21
         12.10    Severability...................................................................................21
         12.11    Headings.......................................................................................22
         12.12    Construction...................................................................................22
         12.13    Jurisdiction and Venue.........................................................................22
         12.14    Enforcement....................................................................................22
         12.15    Further Assurances.............................................................................22
         12.16    Equitable Remedies.............................................................................22

EXHIBIT A

         ARTICLES OF MERGER.....................................................................................A-1

EXHIBIT B

         DISCLOSURE SCHEDULES...................................................................................B-1

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of the 1st day of November, 1997, by and among OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"), OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation ("Outback"), HOOD & ASSOCIATES, INC., a Florida corporation ("HAI") and DENNIS L. HOOD, an individual residing in the State of North Carolina ("Hood").

                              W I T N E S S E T H:

         WHEREAS, Outback is a wholly-owned subsidiary of OSI; and

         WHEREAS, Hood is the sole owner of the issued and outstanding common stock of HAI, and Hood is the sole director, President and is responsible for the day-to-day operations of HAI; and

         WHEREAS, Outback and HAI have entered into that certain Florida limited partnership known as Outback/Charlotte-I, Limited Partnership dated January 1, 1996 ("Partnership");

         WHEREAS, the Partnership operates Outback Steakhouse restaurants in the States of North Carolina and South Carolina; and

         WHEREAS, the Board of Directors of HAI has approved the merger of HAI into Outback (the "Merger") upon the terms and conditions set forth in this Agreement; and

         WHEREAS, for federal income tax purposes it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, pursuant to the Merger, HAI will be merged with and into Outback and all of the outstanding shares of capital stock of HAI will be converted into shares of Common Stock, par value $.01, of OSI (the "OSI Common Stock"); and

         WHEREAS, the parties hereto desire by this Agreement to set forth the terms and conditions upon which they are willing to consummate the Merger.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:


                                    ARTICLE 1
                               PLAN OF ACQUISITION

         1.1 The Merger. Subject to and upon the terms and conditions contained herein, HAI shall be merged with and into Outback, with Outback being the surviving corporation, in accordance with the Articles of Merger substantially in the form attached to this Agreement as EXHIBIT A (the "Merger Agreement"), which will be executed and delivered by OSI, Outback, and HAI prior to the Merger. As a result of the Merger, each voting and nonvoting common share of HAI outstanding immediately before the Effective Date (as herein defined) shall, by virtue of the Merger and without any further action being required by the holders thereof, be converted into and exchanged for 231.725 shares of OSI Common Stock.

         1.2 Adjustments.

         (a) Except as otherwise provided in this SECTION 1.2, the total number of shares of OSI Common Stock to be issued pursuant to the Merger shall be Two Hundred Thirty-One Thousand Seven Hundred Twenty-Five (231,725).

         (b) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, (i) the outstanding shares of capital stock of HAI shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period or (ii) HAI shall have issued additional shares of its capital stock, the number of shares of OSI Common Stock received in exchange for each share of HAI's capital stock shall be adjusted so that the aggregate number of shares of OSI Common Stock received in exchange for all shares of HAI's capital stock (assuming no Dissenting Shares) remains at 231,725.

         (c) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of OSI Common Stock received in exchange for each share of capital stock of HAI (as specified in SECTION 1.1 hereof) shall be adjusted to accurately reflect such change.

         1.3 Closing. The closing of the transactions contemplated by this Agreement, including the Merger (the "Closing"), shall take place at 10:00 a.m., Tampa time, at the offices of Outback on November 1, 1997, or on such date and at such other time and place as is agreed upon by the parties hereto. The day on which the Closing occurs is herein referred to as the "Closing Date." If any of the conditions to the obligations of the parties to this Agreement have not been satisfied or waived by the Closing Date, then the party to this Agreement that is unable to meet such condition or conditions shall be entitled to postpone the Closing by written notice to the other parties until such condition shall have been satisfied (which such party shall seek to cause to happen at the earliest practicable date) or waived, but the Closing shall occur not later than November 30, 1997, unless further extended by agreement of the parties to this Agreement. The parties shall use their best efforts to effectuate a timely closing as provided in this SECTION 1.3.

         1.4 Execution and Delivery of Closing Documents. Before the Closing, each party shall cause to be prepared and at the Closing the parties shall execute and deliver each agreement and instrument required by this Agreement or the Merger Agreement to be so executed and delivered and not theretofore accomplished. At the Closing, each party also shall execute and deliver such other appropriate and customary documents as the other parties reasonably may request for the purpose of consummating the transactions contemplated by this Agreement and the Merger Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         1.5 Execution and Filing of Merger Documents. At the time of completion of the Closing, OSI, Outback, HAI and Hood agree to take the following actions:

         (a) to execute and deliver all documents and certificates relating to the Merger required to be executed by them that have not already been so executed and that are required under applicable federal, state and local laws to be filed in order validly to effectuate the Merger; and

         (b) to cause Articles of Merger to be filed with the Secretary of State of the State of Florida and a Certificate of Merger to be issued by such officer.

         1.6 Effectiveness of Merger. The Merger shall become effective under the laws of Florida upon the later of (i) filing of these Articles of Merger with the Secretary of State of the State of Florida or (ii) November 1, 1997 (the "Effective Date"). Such Effective Date shall be indicated on Certificate of Merger issued by the Secretary of State of the State of Florida pursuant to the Florida Act.

         1.7 Further Assurances. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any party in order to consummate the transactions contemplated by this Agreement and by the Merger Agreement, and to vest more fully in Outback the ownership of and the rights to the business and assets of HAI as existed immediately before the Effective Date.

         1.8 Certificates. As soon as practicable after the Effective Date, OSI shall make available and each holder of capital stock of HAI shall be entitled to receive upon surrender of stock certificates of HAI representing HAI capital stock for cancellation, certificates representing the number of shares of OSI Common Stock into which such shares are converted in the Merger as provided in
SECTION 1.1 hereof. The OSI Common Stock into which such HAI capital stock is converted shall be deemed issued at the Effective Date.

         1.9 Closing of Transfer Books. At the Closing Date, the stock transfer books of HAI shall be closed and no transfer of capital stock of HAI, shall thereafter be made.

         1.10 Fractional Shares. No fractional shares of OSI Common Stock and no certificates or scrip therefor shall be issued. Instead, one whole share of OSI Common Stock shall be issued for each fractional share of .5 or more of one whole share and each fractional share of less than .5 of one whole share shall be disregarded.

         1.11 Accounting Treatment. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.

                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF HAI AND HOOD

         Each of HAI and Hood, jointly and severally, represent and warrant to OSI and Outback as follows:

         2.1 Organization and Good Standing. HAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         2.2 Power and Authority. HAI has the requisite power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its businesses as currently being conducted.

         2.3 Foreign Corporation. HAI is duly qualified or licensed to do business and in good standing as a foreign corporation in North Carolina and South Carolina and in every other jurisdiction where the failure to so qualify could have a material adverse effect on its respective business, operations, assets or financial condition.

         2.4 Authority and Validity.

         (a) HAI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by HAI in connection with this Agreement; and the execution, delivery and performance by HAI of this Agreement, the Merger Agreement and the other documents executed or to be executed by HAI in connection with this Agreement have been duly authorized by all necessary corporate action.

         (b) Hood has the power and authority to execute, deliver and perform his obligations under this Agreement and the other documents executed or to be executed by Hood in connection with this Agreement.

         2.5 Binding Effect. This Agreement, the Merger Agreement and the other documents executed or to be executed by HAI and Hood in connection with this Agreement have been or will have been duly executed and delivered by HAI and Hood, and are or will be, when executed and delivered, the legal, valid and binding obligations of each of HAI and Hood enforceable in accordance with their terms except that:

         (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

         (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         2.6 Compliance with Other Instruments. Neither the execution and delivery by HAI nor Hood of this Agreement and the Merger Agreement, nor the consummation by them of the transactions contemplated hereby and thereby, will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any material property or asset of HAI or Hood pursuant to, its articles of incorporation, bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment, order, injunction or decree by which HAI or Hood is bound, to which any of them is a party, or to which any assets of any of them are subject; provided, however, this SECTION 2.5 shall not apply with respect to any of the foregoing if HAI is bound thereby, a party thereto, or its assets subject, solely by reason of its status as a partner in the Partnership.

         2.7 Capitalization of HAI.

         (a) The authorized capital stock of HAI consists of Ten Thousand (10,000) common shares. There are One Thousand (1,000) common shares issued and outstanding, all of which are owned by Hood. There are no other shareholders of HAI and no other persons with rights or options to acquire capital stock of HAI. All of the issued and outstanding shares of capital stock of HAI have been duly authorized and validly issued and are fully paid and non-assessable. There are no shares of capital stock of HAI held in its treasury.

         (b) There are no voting trusts, shareholder agreements or other voting arrangements among the shareholders of HAI.

         (c) There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating HAI to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of HAI.

         2.8 Absence of Certain Changes. From December 31, 1996 to the Closing Date, (except solely as a result of HAI's status as a partner in the Partnership) HAI has not:

         (a) suffered any material adverse change in its business, results of operations, working capital, assets, liabilities, or condition (financial or otherwise) or the manner of conducting its business;

         (b) suffered any material damage or destruction to or loss of its assets not covered by insurance, or any loss of suppliers or employees;

         (c) acquired or disposed of any asset, or incurred, assumed, guaranteed, endorsed, paid or discharged any indebtedness, liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement and identified in Item 2.7 of the Disclosure Schedules;

         (d) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

         (e) entered into or terminated any lease, agreement, commitment or transaction, or agreed to or made any changes in any leases or agreements, other than transactions and commitments entered into in the ordinary course of business;

         (f) written up, written down or written off the book value of any assets;

         (g) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock;

         (h) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

         (i) except in the ordinary course of business, increased the compensation of any employee or paid any bonuses to any employee or contributed to any employee benefit plan;

         (j) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group, except oral employment agreements which can be terminated at will; or

         (k) entered into, adopted or amended any employee benefit plan or severance agreements.

         2.9 Tax Liabilities. HAI has filed all federal, state, county, local and foreign tax returns and reports required to be filed by them by the date hereof, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; HAI has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on their books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to HAI with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against HAI nor has HAI received notice of any such deficiency, delinquency or default. HAI has no reason to believe that HAI has or may have any tax liabilities other than those reflected on the unaudited balance sheet of HAI as of August 31, 1997, with any notes thereto, and the related unaudited statements of income for the eight months ended August 31, 1997, together with supplemental information on HAI, each prepared and attested to by the chief financial officer of HAI (the "Balance Sheets") and those arising in the ordinary course of business since the date thereof. With regard to the foregoing, HAI has relied on the accuracy and completeness of the Schedule K-1 provided by the Partnership.

         Hood shall have sole responsibility for filing all required tax returns for HAI for all periods ending on or prior to the Effective Date. OSI shall assist Hood in preparing income tax returns and shall cooperate with Hood to the extent necessary therefor, and Hood shall provide OSI with copies of all such returns at least fifteen (15) days prior to filing.

         2.10 No Undisclosed Liabilities. There are no liabilities or obligations of HAI (other than material liabilities arising solely by reason of HAI's status as a partner in the Partnership) of any nature, whether absolute, accrued, contingent or otherwise, other than liabilities or obligations indicated in Item 2.9 of the Disclosure Schedules.

         2.11 Title to Properties. HAI has good and marketable title to the assets reflected in their books and records as being owned by them, (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices) the real and personal properties reflected in the Balance Sheets (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the Balance Sheet or notes thereto) and all assets purchased by HAI since the date of the Balance Sheet, in each case free and clear of any lien, claim or encumbrance, except as reflected in the Balance Sheet or notes thereto and in Item 2.10 of the Disclosure Schedule and except for liens for taxes, assessments or other governmental charges not yet due and payable.

         Except for those assets acquired since the date of the Balance Sheets, all material properties and assets owned by HAI are properly reflected on the applicable Balance Sheets and notes thereto.

         2.12 Contracts. Excluding (i) contracts and commitments between Outback or OSI and HAI or the Partnership, (ii) contracts and commitments entered into by the Partnership to which Outback or OSI is a party, (iii) contracts and commitments entered into by HAI in the ordinary course of the Partnership's business without violation of the provisions of the Partnership Agreement, and
(iv) contracts and commitments entered into with the written consent of OSI or Outback, Item 2.11 of the Disclosure Schedule is a complete and accurate list of all of the contracts and commitments (including summaries of oral contracts) to which HAI is a party or by which HAI is bound:

         2.13 Litigation and Government Claims. Except as indicated in Item 2.12 of the Disclosure Schedule, there is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against HAI or the Partnership or to which any of their business or assets is subject. Except as indicated in Item 2.12 of the Disclosure Schedule, there are no such proceedings threatened or, to the best knowledge of HAI or Hood, contemplated or, to the best knowledge of HAI or Hood, any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against HAI or the Partnership.

         2.14 No Violation of Any Instrument. Except as indicated in Item 2.13 of the Disclosure Schedule, HAI is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under or permit the termination or the acceleration of maturity of or result in the imposition of a lien, claim or encumbrance upon any property or asset of HAI pursuant to, the articles or certificates of incorporation, bylaws or other chartering or governance document of HAI or (excluding any of the following entered into by the Partnership and to which Outback or OSI is a signatory or to which Outback or OSI consented in writing or which were entered into by HAI in the ordinary course of business without violation of the provisions of the Partnership Agreement) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other material agreement or instrument (including with customers), judgment, order, injunction or decree to which HAI is a party, by which HAI is bound or to which any of the assets of HAI are subject.

         2.15 Necessary Approvals and Consents. Other than (a) in connection with or in compliance with the laws of the States of Florida, North Carolina and South Carolina with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities, (c) consents required to be obtained from lessors, and (d) under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or state securities or blue sky laws, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by each of HAI and Hood of this Agreement, the Merger Agreement and the other agreements executed or to be executed by them in connection with this Agreement, and the consummation by HAI and Hood of the transactions contemplated by this Agreement and the Merger Agreement, and the ownership and operation by Outback of the respective businesses and properties of HAI after the Effective Date in substantially the same manner as now operated.

         2.16 Compliance With Laws. Hood has no actual knowledge that HAI or the Partnership are not in compliance with any such laws applicable to their respective business, where failure to so comply would have a material adverse effect on their business, operations, properties, assets or conditions.

         2.17 Accuracy of Information Furnished. No representation or warranty by HAI or Hood in this Agreement nor any information in the Financial Statements or in the Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact that would make the statements herein or therein, in light of the circumstances under which they were made, false or misleading. Each of HAI and Hood have disclosed to OSI and Outback all facts known to them that are material to HAI's and the Partnership's respective businesses, operations, financial condition or prospects.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF HOOD

         In addition to the representations and warranties contained in ARTICLE 2, Hood represents and warrants to OSI and Outback as follows:

         3.1 Authority and Validity. He has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and documents they are executing or will execute in connection herewith or therewith.

         3.2 Binding Effect. This Agreement and the other documents executed or to be executed by Hood in connection with this Agreement have been or will have been duly executed and delivered by him and are or will be, when executed and delivered, his legal, valid and binding obligations enforceable in accordance with their terms except that:

         (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

         (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         3.3 Ownership. Hood is the sole record and beneficial shareholder of HAI and no other person has any rights (in any form) to acquire any capital stock of HAI.

         3.4 Voting. He acknowledges that in his individual capacity as shareholder and director of HAI, he has voted in favor of the execution and delivery of this Agreement and the Merger Agreement.

         3.5 Residency. Hood is, and has been at all times during the one year ending on the date hereof, a resident of the State of North Carolina.

         3.6 Compliance with Other Instruments. Neither the execution and delivery by Hood of this Agreement and the Merger Agreement, nor the consummation by him of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any material property or asset of Hood pursuant to any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment order, injunction or decree by which Hood is bound, to which he is a party or to which he is subject.


                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF OSI AND OUTBACK

         OSI and Outback jointly and severally represent and warrant to HAI and Hood as follows:

         4.1 Organization and Good Standing. OSI and Outback are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively.

         4.2 Foreign Qualification. Outback is duly qualified or licensed to do business and in good standing as a foreign corporation in North Carolina and South Carolina and in every other jurisdiction where the failure to so qualify could have a material adverse effect on its respective business, operations, assets or financial condition.

         4.3 Power and Authority. OSI and Outback each have the corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate their respective properties and assets and to carry on their respective business as currently being conducted.

         4.4 Authority and Validity. OSI and Outback each have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement and the execution, delivery and performance by OSI and Outback of this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been duly authorized by all necessary corporate action.

         4.5 Binding Effect. This Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been or will have been duly executed and delivered by OSI and Outback and are or will be, when executed and delivered, the legal, valid and binding obligations of OSI and Outback, enforceable in accordance with their terms except that:

         (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

         (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.6 Compliance with Other Instruments. Neither the execution and delivery by OSI and/or Outback of this Agreement, the Merger Agreement, nor the consummation by it of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any property or asset of OSI or Outback pursuant to, the certificate of incorporation or bylaws of OSI or Outback or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment order, injunction or decree by which OSI or Outback is bound, to which it is a party or to which its assets are subject.

         4.7 Capitalization of OSI. The authorized capital stock of OSI consists of Two Hundred Million (200,000,000) shares of Common Stock, $.01 par value and Two Million (2,000,000) shares of Preferred Stock, $.01 par value, of which approximately 48,536,158 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of October 9, 1997. All of the issued and outstanding shares of OSI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. The shares of OSI Common Stock to be issued in exchange for HAI's capital stock at the Effective Date, when issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, except for (i) employee and director stock options to acquire shares of OSI Common Stock and (ii) employee stock ownership plans, there are no options, warrants or other rights, agreements or commitments outstanding obligating Outback or OSI to issue shares of its capital stock. All of the outstanding shares of capital stock of Outback are owned by OSI, free and clear of any lien or encumbrance.

         4.8 SEC Reports. OSI has delivered to HAI and Hood true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Proxy Statement used in connection with its 1997 Annual Meeting of Shareholders; (iii) 1997 Annual Report to Shareholders; (iv) all periodic reports, if any, on Form 8-K filed with the Securities and Exchange Commission since December 31, 1996 to the date hereof; and (v) all Forms 10-Q, if any, filed with the Securities and Exchange Commission since December 31, 1996, to the date hereof. Such documents and reports did not on their dates or the date of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. OSI has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. Copies of all other reports filed by OSI with the SEC from the date hereof to and including the Effective Date have been or will be delivered to HAI and Hood. All financial statements and schedules included in the documents referred to in this SECTION 4.8 were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein and fairly present the information purported to be shown therein.

         4.9 Litigation and Government Claims. There is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against OSI, Outback , or, to the best of our knowledge, the partnership which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole. There are no such proceedings threatened or, to the knowledge of OSI or Outback, contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim), which might, severally or in the aggregate have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole.

         4.10 No Violation of Any Instrument. Other than as would not materially impair the practical realization by Hood of the benefits intended to be conferred by this Agreement, OSI and Outback are not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under or permit the termination or the acceleration of maturity of or result in the imposition of a lien, claim or encumbrance upon any property or asset of OSI or Outback pursuant to, the articles or certificates of incorporation, bylaws or other chartering or governance document of OSI and Outback or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other material agreement or instrument (including with customers), judgment, order, injunction or decree to which OSI or Outback is a party, by which OSI or Outback is bound or to which any of the assets of OSI or Outback are subject.

         4.11 Necessary Approvals and Consents. Other than (a) in connection with or in compliance with the laws of the States of Florida, North Carolina and South Carolina with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities, (c) consents required to be obtained from lessors, and (d) under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 as amended, or state securities or blue sky laws, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by OSI and Outback of this Agreement, the Merger Agreement and the other agreements executed or to be executed by either of them in connection with this Agreement and the consummation by OSI and Outback of the transactions contemplated by this Agreement and the Merger Agreement.

         4.12 Absence of Certain Changes or Events. Except as disclosed in public filings by OSI with the Securities and Exchange Commission prior to the date hereof and the Closing Date, since December 31, 1996, there has not been any material adverse change in the financial condition, results of operations or the business, properties, assets or liabilities of Outback or OSI.


                                    ARTICLE 5
                  JOINT COVENANTS OF HAI, HOOD, OSI AND OUTBACK

         HAI and Hood, jointly and severally, on the one hand, and OSI and Outback, jointly and severally on the other hand, covenant with each other as follows:

         5.1 Notice of any Material Change. Until the Effective Date, each of HAI, Hood, OSI and Outback shall, promptly after the first notice or occurrence thereof but prior to the Effective Date, advise the others in writing of any event or the existence of any state of facts that:

         (a) would make any of its representations and warranties in this Agreement untrue in any material respect; or

         (b) would otherwise constitute a material adverse change in the business, results of operation, working capital, assets, liabilities or condition (financial or otherwise) of OSI, Outback or HAI and their respective subsidiaries, taken as a whole. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties to consummate the Merger set forth elsewhere in this Agreement.

         5.2 Cooperation. Until the Effective Date, each of the parties hereto shall and shall cause each of its affiliates to use its best efforts to:

         (a) proceed promptly to make or give the necessary applications, notices, requests and filings to obtain at the earliest practicable date and, in any event, before the Closing Date, the approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement;

         (b) cooperate with and keep the other informed in connection with this Agreement; and

         (c) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and use its best efforts and diligently attempt to satisfy, to the extent within its control, all conditions precedent to the obligations to close this Agreement.

         5.3 Post-Closing Adjustment. As soon as practicable after the Effective Date, but in no event more than forty-five (45) days thereafter, OSI shall determine and report in writing to all parties hereto:

         (a) the amount of current assets of HAI as of the Effective Date;

         (b) the amount of all liabilities of HAI (other than liabilities specified in Item 11.1 of the HAI Disclosure Schedule to the extent assumed by Outback) which were not paid in full prior to the Effective Date;

         (c) the estimated amount of all federal and state taxes, including, but not limited to, federal and state income taxes, payable by HAI for the short tax year ending on the Effective Date;

         Upon receipt of such report, Hood (by notice to OSI as provided herein) shall have a period of thirty (30) days in which to object in writing to any portion or item of such report. In the event no objection is timely made, OSI's report shall be final and binding on all parties. If timely objection is made, the chief financial officer of OSI and Hood (and at the expense of Hood) shall meet at the offices of OSI and attempt to agree on the items to which objection was made. If such persons cannot agree within thirty (30) days from the date of written objection, the items on which agreement has not been reached shall be submitted to the Tampa, Florida office of Price Waterhouse (or other agreed upon independent professional certified public accounting firm, which OSI and Hood shall use their reasonable best efforts to select) for a resolution of such items and whose decision shall be final and binding on all parties. The fees and expenses of Price Waterhouse (or other accounting firm) shall be paid by the non-prevailing party.

         If, as finally determined, the sum of Subsection (a) above exceeds the sum of Subsections (b) and (c), OSI shall pay such excess to Hood within ten
(10) days of such final determination. If, as finally determined, the sum of Subsections (b) and (c) exceeds the sum of Subsection (a), Hood shall pay such excess to OSI within ten (10) days of the final determination.

         5.4 Distribution and Allocations. The parties acknowledge and agree that notwithstanding the effective date of the Merger, Outback shall be entitled to HAI's entire share of Partnership distributions of cash flow, and shall be allocated HAI's shares of profit and loss, from and after November 1, 1997.

         5.5 Additional Agreements.

         (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the appropriate vote of the shareholders of HAI.

         (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of OSI and Outback and Hood shall take all such necessary action.

         (c) Neither Outback, OSI, HAI nor Hood shall take any action which would jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the treatment of the Merger for financial reporting purposes as a pooling of interests.


                                    ARTICLE 6
                            COVENANTS OF HAI AND HOOD

         HAI and Hood covenant and agree with OSI as follows:

         6.1 Securities Law Compliance. Hood represents and warrants, and covenants to Outback and OSI that:

         (a) Hood has received all schedules and exhibits and the documents furnished to HAI pursuant to SECTION 4.8;

         (b) Hood has had the opportunity to ask questions of and receive answers from representatives of the management of OSI concerning the terms and conditions of the transactions contemplated hereby and to obtain all additional information that OSI possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to Hood.

         (c) OSI and Outback have furnished him with all information requested and full access to materials concerning OSI and Outback which Hood and/or his advisors deemed necessary to properly evaluate the Merger. Such information and access have been made available and utilized to the extent Hood considers necessary and advisable in making an informed investment decision, and Hood has consulted his own tax advisor and understands the evaluation of such materials may require the assistance of experts and Hood has utilized such experts to the extent deemed necessary.

         (d) Hood understands that the OSI Common Stock to be received is an investment of a speculative nature and Hood must bear the risks thereof for an indefinite period of time. Hood has adequate means for providing for his needs, is able to bear the economic risk of the investment and has no need for liquidity in the OSI Common Stock to be received in the Merger.

         (e) Hood and/or his representatives or advisors who have acted with or on behalf of Hood and who have advised Hood in this matter have such knowledge and experience in financial and business matters that Hood is capable of evaluating the merits and risks of the Merger for OSI Common Stock.

         (f) Hood is participating in the Merger solely for his account as a private investment, and Hood has no present agreement, understanding, arrangement or intention to sell or transfer all or any portion of the shares of OSI Common Stock to be issued in the Merger to any other person or persons. Hood does not presently intend to enter into any such agreement or undertaking and there are no present circumstances which will compel Hood to sell any OSI Common Stock so received. Hood will not sell or otherwise transfer the shares (except for de minimis gifts of shares) unless they are registered under the Securities Act and applicable state securities laws or, in the opinion of OSI and its counsel, an exemption from registration is available therefor.

         (g) The investment by Hood in OSI Common Stock pursuant to the Merger is a suitable investment for Hood given the investment goals and objectives of Hood.

         (h) Hood agrees to indemnify and hold OSI and Outback and each of their respective officers, directors and advisors harmless against all liability arising out of or in connection with any purchase, resale or distribution by Hood of any OSI Common Stock received hereby which is effected other than in strict compliance with the terms hereof and applicable law.

         (i) Hood understands that the shares of OSI Common Stock to be issued in the Merger will not be registered under the Securities Act, nor any state securities laws, and such OSI Common Stock may not be sold or transferred except in compliance with such laws. Hood understands that the shares of OSI Common Stock issued to Hood in the Merger will be subject to the limited registration rights described herein and Hood agrees to the terms hereof. Such rights shall be personal to Hood (except as provided in Section 7.5) and shall automatically terminate with respect to any shares of OSI Common Stock which Hood assigns or transfers, upon attachment or seizure by or for the benefit of any creditors of Hood, or upon the occurrence of any other event which results in a succession to the ownership of any such OSI Common Stock by operation of law. Neither OSI nor Outback will have any obligation to register any such OSI Common Stock other than as provided in ARTICLE VII hereof. Hood agrees to comply with the restrictions on transfer contained in Section 6.2 hereof.

         (j) Hood understands that OSI will place an appropriate legend on the certificate representing OSI Common Stock to be received restricting the transfer of the shares and stop-transfer instructions will be given to the transfer agent for the OSI Common Stock with respect to such certificates.

         (k) Hood is a natural person (i) whose net worth (the excess of total assets over total liabilities), individually or jointly with his spouse, exceeds $1,000,000 (inclusive of the value of home, home furnishings and automobiles); or (ii) who had an Individual Annual Adjusted Gross Income in excess of $200,000 in each of the two most recent tax years or joint income with Hood's spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current tax year.

         6.2 Restriction on Transfer.

         (a) Hood covenants and agrees not to sell, convey, pledge, grant a security interest in, assign or otherwise transfer or encumber any of the OSI Common Stock to be issued in the Merger except in accordance with state and federal securities laws and with the following provisions:

                  (i) Hood may transfer twenty percent (20%) of the OSI Common Stock received in the Merger at any time after November 1, 1997;

                  (ii) Hood may transfer an additional twenty percent (20%) of the OSI Common Stock received in the Merger at any time after November 1, 1998;

                  (iii) Hood may transfer an additional twenty percent (20%) of the OSI Common Stock received in the Merger at any time after November 1, 1999;

                  (iv) Hood may transfer an additional twenty percent (20%) of the OSI Common Stock received in the Merger at any time after November 1, 2000;

                  (v) Hood may transfer the remaining twenty percent (20%) of the OSI Common Stock received in the Merger at any time after November 1, 2001.

         (b) Notwithstanding the provisions of (a) above, Hood may make bona fide gifts both inter vivos and testamentary of OSI Common Stock to immediate family members or trusts of which immediate family members are the exclusive beneficiaries provided, however, the donees of such gifts shall take such OSI Common Stock subject to the restrictions contained in (a) above. For purposes of determining Hood's compliance with (i) through (v) above, any transfers by donees shall be aggregated with, and shall be considered as, transfers by Hood for purposes of calculating compliance with (i) through (v) of subsection (a).

         (c) OSI's transfer agent shall maintain stop transfer instructions on the OSI Common Stock issued in the Merger and the certificates representing such shares shall bear an appropriate legend evidencing the restrictions contained in
(a) above.

         6.3 Payment of Liabilities. HAI and Hood covenant and agree that all debts and liabilities of HAI relating to periods prior to the Closing Date shall be paid or satisfied in full prior to the Effective Date, except only current liabilities and those debts and liabilities of HAI specified in Item 11.1 of the Disclosure Schedules.

         6.4 Pooling. Hood agrees that until such time as financial results of OSI covering at least thirty (30) days of combined operations of OSI and HAI subsequent to the Effective Date have been published, he will not sell or otherwise dispose of any shares of OSI Common Stock held by him as of the Effective Date or any of such shares thereafter acquired by him at any time or from time to time prior to the date of such publication. OSI shall give instructions to its transfer agent and registrar, Bank of New York, Inc., with respect to the shares of OSI Common Stock issued pursuant to the Merger, to the effect that no transfer of such shares shall be effected until the date on which the requisite financial results have been published and OSI and the transfer agent may take any action, including placing an appropriate legend on the certificates, they deem necessary to enforce this provision.

                                    ARTICLE 7
                          COVENANTS OF OSI AND OUTBACK

         OSI and Outback, jointly and severally, covenant and agree with HAI and Hood as follows:

         7.1 Mandatory Registration of OSI Common Stock.

         (a) Hood shall have the right to require OSI, by written notice to OSI at any time during: (i) the ten day period commencing on publication of financial results of OSI which include at least thirty (30) days of combined operations of OSI and HAI subsequent to the Merger; or (ii) the ten day period commencing upon public release of OSI's net income for calendar year 1997; or
(iii) the ten day period commending upon public release of OSI's net income for the first quarter of 1998, to use its best efforts to cause a registration, qualification or compliance under any federal or state securities laws to be effected as soon as practical, but not later than thirty (30) days after receipt of Hood's written notice, with respect to all or any portion of the OSI Common Stock then held by Hood and specified in such notice (hereinafter, collectively the "Registrable Shares") and OSI will use its best reasonable efforts to cause such registration, qualification or compliance as may be so requested to be effective and to be kept effective for a period (not to exceed forty-five (45) days) as would permit or facilitate, to the extent so requested, the sale and distribution of the Registrable Shares, including, without limitation, registration under the Securities Act of 1933, as then in effect or under any similar statute then in effect (the "Act"), and appropriate related qualification under applicable state securities laws and appropriate compliance with any other governmental requirements; provided, however, that the maximum number of Registrable Shares under this SECTION 7.1(A) shall be a number of shares equal to twenty percent (20%) of the total number of shares of OSI Common Stock issued pursuant to the Merger, but reduced by the number of shares of such OSI Common Stock sold or transferred other than pursuant to the provisions of this SECTION 7.1. Once OSI shall have fully complied with one registration request Hood shall not have any right to request any additional registrations.

         (b) Notwithstanding the foregoing, OSI shall not be required to effect any registration, qualification or compliance under this SECTION 7.1 if and to the extent, in the opinion of counsel for OSI (which opinion shall also be addressed to Hood requesting registration of Registrable Shares), the proposed public offering or transfer of the number of Registered Shares, as to which registration is requested, is exempt from registration under the Act and the securities laws of the states in which the Registrable Shares are to be sold or transferred and the Registrable Shares would not constitute restricted securities in the hands of the purchaser or transferee.

         (c) OSI shall be entitled to postpone the filing or effectiveness of any registration statement otherwise required to be prepared and filed by OSI pursuant to this SECTION 7.1, for a reasonable period of time, but not in excess of ninety (90) days (a "Blackout Period"), if the chief executive officer or chief financial officer of OSI determines that in such executive officer's reasonable judgment and good faith that the registration and distribution of the Registrable Shares would materially interfere with any pending financing, acquisition, or corporate reorganization or other corporate development involving OSI or any of its subsidiaries or would require premature disclosure thereof and promptly gives Hood written notice of such determination containing a general statement of the reasons for such postponement and an approximation of the anticipated delay; provided, however, that the aggregate number of days included in all Blackout Periods during any consecutive twelve (12) months during the shall not exceed one hundred eight (180) days; and provided, further, however, that a period of at least forty-five (45) days shall elapse between the termination of any Blackout Period and the commencement of the immediately succeeding Blackout Period. If OSI shall so postpone the filing of a registration statement Hood shall have the right to withdraw the request for registration by giving written notice to OSI within twenty (20) days after receipt of the notice of postponement (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of, or required timing for, requests for registration to which the holders of the Registrable Shares are entitled pursuant to SECTION 7.1.

         (d) Notwithstanding the foregoing, OSI shall not be required by this
SECTION 7.1 to register Registrable Shares under the Securities Act or under any state securities law at any time after the date one year following the Effective Date (or such other date as coincides with the expiration of the general holding period requirement under Rule 144, should the general holding period requirement of Rule 144 or any successor rule be modified), if OSI is then and has been throughout such period, current in all filings required to comply with the current public information requirement of Rule 144. OSI will cooperate with Hood in delivering opinions necessary to effect transfers under Rule 144.

         7.2 Registration Procedures. In the case of each registration, qualification or compliance effected by OSI pursuant to SECTION 7.1, OSI will:

         (a) keep each holder of Registrable Shares advised in writing at the initiation of proceedings of each registration, qualification or compliance and as to the completion thereof,

         (b) furnish each holder of Registrable Shares with such number of prospectuses and such other documents as may be reasonably requested, and

         (c) keep such registration, qualification or compliance effective until all sales or distributions contemplated in connection therewith are completed; provided that OSI shall not be obligated to keep such registration, qualification or compliance effective for more than forty-five (45) days.

         7.3 Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance effected by OSI pursuant to this
ARTICLE 7, including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses, fees and disbursements of counsel for OSI and all expenses of any special audits incidental to or required by such registration (collectively, the "Registration Expenses") shall be borne by OSI.

         7.4 Adjustments in Number of Shares. If the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared, with a record date subsequent to the Effective Date and prior to the sale of all Registrable Shares, the number of Registrable Shares shall be adjusted to accurately reflect such change.

         7.5 Transferees. The rights of Hood under SECTION 7.1 are personal to Hood and shall not inure to the benefit of any other person nor any transferees or assignees of Hood's OSI Common Stock; provided, however, such rights shall inure to the benefit of donees of bona fide gifts (both inter vivos and testamentary) who are members of the donor's immediate family.

         7.6 Employment Agreements. Solely with respect to the Merger, and any consequential termination of any partnership by operation of law, Outback agrees not to elect to terminate the Employment Agreements between the Partnership, as employer, and the general managers of the Partnership's Outback Steakhouse(R) restaurants, as employees. Outback shall succeed to all rights and obligations of the Partnership under such Employment Agreements. Nothing contained herein shall be construed as in any way limiting Outback's right to terminate any such Employment Agreement as a result of any circumstance or event other than the Merger and consequential termination of the Partnership by operation of law.

         7.7 Assumed Liabilities. OSI and Outback agree to assume and pay the liabilities specified in Item 11.1 (subject to the amount limits specified in Item 11.1 of the Disclosure Schedules) and to indemnify and hold harmless Hood from any loss or liability therefor.


                                    ARTICLE 8
                JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

         Except as may be waived by OSI, the obligations of HAI, Hood, OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         8.1 Consents to Transaction. HAI, Outback and OSI shall have received all consents or approvals and made all applications, requests, notices and filings with, any person, governmental authority or governmental agency required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement. There shall have been obtained from all state and local governments and governmental agencies all approvals and consents necessary to enable HAI and/or the Partnership, as applicable, to transfer their liquor licenses and permits to Outback, to enable Outback to assume such licenses and permits or to enable Outback to operate restaurants (of the kind and quality customarily operated by Outback) using such permits or licenses. Copies of all consents and approvals received by any party pursuant to this
SECTION 8.1 shall be furnished to the other party.

         8.2 Absence of Litigation. No governmental agency or authority shall have instituted or threatened in writing to institute, any action or proceeding seeking to delay, restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and no order, judgment or decree by any court or governmental agency or authority shall be in effect that enjoins, restrains or prohibits the same or otherwise would materially interfere with the operation of the assets and business of HAI or the Partnership or OSI and its subsidiaries, including the surviving corporation in the Merger, after the Closing Date.

         8.3 Dissenter's Rights. The number of shares of capital stock of HAI for which shareholders have exercised appraisal or dissenters' rights under applicable law shall be a number which, in the sole and absolute discretion of OSI, does not jeopardize the financial reporting and accounting treatment of the Merger specified in SECTION 1.12 or is otherwise not contrary to the best interests of Outback or OSI.


                                    ARTICLE 9
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF HAI

         The obligations of HAI and Hood to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

         9.1 Compliance. OSI and Outback shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by OSI and Outback on or before the Closing Date.

         9.2 Representations and Warranties. All of the representations and warranties made by OSI and Outback in this Agreement, and in all certificates and other documents delivered by OSI and Outback to HAI and Hood pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         9.3 Material Adverse Changes. Since the date of OSI's most recent 10-Q, as filed with the Securities Exchange Commission, through the date hereof, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of OSI and Outback, taken as a whole.


                                   ARTICLE 10
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                               OF OSI AND OUTBACK

         Except as may be waived by OSI and Outback, the obligations of OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         10.1 Compliance. HAI and Hood shall have or shall have caused to be satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by any of them on or before the Closing Date.

         10.2 Representations and Warranties. All of the representations and warranties made by HAI and/or Hood in this Agreement, the Disclosure Schedule, and in all certificates and other documents delivered by HAI or Hood pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         10.3 Current Financial Status. OSI shall have received the unaudited financial statements of HAI as of August 31, 1997, for the period then ended.

         10.4 Material Adverse Changes. Since December 31, 1996, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of HAI or the Partnership.

         10.5 Pooling. OSI shall have received a letter from Deloitte & Touche, in form and substance satisfactory to OSI and dated not more than five days prior to the Closing Date, to the effect that the Merger shall qualify as a pooling of interests for financial reporting purposes.



                                   ARTICLE 11
                                 INDEMNIFICATION

         Hood, on the one hand, and OSI and Outback, jointly and severally, on the other hand, agree as follows:

         11.1 Indemnification Based on Agreement. Subject to the limitations contained in SECTION 11.2 hereof, Hood shall indemnify and hold harmless OSI, Outback and HAI, and OSI, Outback and HAI, jointly and severally, shall indemnify and hold harmless Hood, against any losses, claims, damages or liabilities to which such indemnified party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any facts or circumstances that would constitute a breach by the other of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto and will reimburse any legal or other expenses reasonably incurred by any indemnified party in connection with investigating or defending any such loss, claim, damage, liability or action.

         In addition to the above, Hood shall indemnify OSI, Outback and HAI, as provided in the first paragraph of this SECTION 11.1, against any loss, claim, damage or liability arising out of (i) any tax liability of HAI for any period prior to and including November 1, 1997 and (ii) any debt of HAI (other than the debts specified in Item 11.1 of the Disclosure Schedule to the extent assumed by Outback), and (iii) all claims, obligations, causes of action and liabilities, of whatever kind or character, of any of HAI which arise out of or are based upon events first occurring on or before the Effective Date, except only the liabilities assumed by Outback as specified in Item 11.1 of the Disclosure Schedule.

         11.2 Limitation. Hood shall have no obligation under SECTION 11.1 to indemnify OSI, Outback or HAI for any liability, loss, claim or damage arising out of or based upon facts or actions first occurring after the Effective Date. All obligations of indemnity (other than those relating to tax obligations of HAI under SECTION 11.1 above which shall continue for the period specified in
SECTION 12.4(B) hereof) shall terminate two (2) years from the Closing Date; provided, however, the obligations of indemnity shall not terminate with respect to any matter for which indemnification is claimed within two (2) years from the Closing Date.

         11.3 Cooperation. If any claim, demand, action, suit, proceeding or investigation arising out of or pertaining to this Agreement or the transactions contemplated hereby is begun or asserted, whether begun or asserted before or after the Closing Date, the parties hereto will cooperate and use their best efforts to defend against and respond thereto.

         11.4 Notice. An indemnified party shall give notice to the indemnifying party or parties within ten (10) business days after actual receipt of service or summons to appear in any action begun in respect of which indemnity may be sought hereunder. Failure to so notify the indemnifying party or parties shall cause the indemnified party to be liable for any damage caused by failure to give timely notice. The indemnifying party or parties may participate at their own expense and with their counsel in the defense of such action. If the indemnifying party or parties so elect within a reasonable time after receipt of such notice, they may assume the defense of such action with counsel chosen by the indemnifying party or parties and approved by the indemnified party in such action, unless the indemnified party reasonably objects to such assumption on the ground that its counsel has advised it that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party or parties, in which case the indemnified party shall have the right to employ counsel approved by the indemnifying party or parties. If the indemnifying party or parties assume the defense of such action, the indemnifying party or parties shall not be liable for fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel for the indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances unless, in the reasonable opinion of such counsel, there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date (notwithstanding approval by the shareholders of HAI:

         (a) by mutual consent of Hood, HAI and OSI;

         (b) by OSI if there has been a material misrepresentation or breach of warranty in the representations and warranties of HAI or Hood set forth herein or if there has been any material failure on the part of HAI or Hood to comply with their obligations hereunder;

         (c) by HAI or Hood if there has been a material misrepresentation or breach of warranty in the representations and warranties of OSI or Outback set forth herein or if there has been any material failure on the part of OSI or Outback to comply with its obligations hereunder;

         (d) by either OSI, HAI or Hood, if the transactions contemplated by this Agreement have not been consummated by November 30, 1997, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date;

         (e) by either OSI, or HAI if the conditions precedent to its obligations to close this Agreement have not been satisfied or waived by it at or before the Closing Date; and

         (f) by either HAI or OSI if the transactions contemplated hereby violate any non-appealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

         12.2 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         12.3 Entire Agreement. This Agreement and the exhibits and Disclosure Schedule hereto constitute and contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement, the Merger Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this SECTION 12.3.

         12.4 Survival of Representations and Warranties

         (a) The representations, warranties and indemnification obligations of OSI and Outback contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years; provided, however, that the obligations of OSI and Outback under ARTICLE 7 and ARTICLE 11 hereof shall survive for the periods provided therein.

         (b) Except where otherwise specifically provided in this Agreement, the representations, warranties and indemnification obligations of Hood contained herein or in any exhibit, schedule, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Effective Date; provided, however, the representations and warranties contained in SECTION 2.7 shall survive the Closing for a period ending four years after the filing of HAI's federal income tax return for the period including the Effective Date.

         12.5 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts together shall constitute only one original.

         12.6 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or transmitted by hand delivery, recognized national overnight delivery service, telegram or telex, addressed as follows:

         If to HAI or Hood:                   HOOD & ASSOCIATES, INC.
                                              1809 East Boulevard - Suite 202
                                              Charlotte, North Carolina 28203
                                              Attention:   Dennis L. Hood

         If to OSI or Outback:                OUTBACK STEAKHOUSE, INC.
                                              550 North Reo Street, Suite 200
                                              Tampa, Florida 33609
                                              Attention:   Joseph J. Kadow
                                                           General Counsel

         Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         12.7 Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise specifically provided for herein, their respective successors and assigns.

         12.8 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without giving effect to principles of comity or conflicts of law thereof.

         12.9 Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         12.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         12.11 Headings. All headings and captions in this Agreement are intended solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provision hereof.

         12.12 Construction. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

         12.13 Jurisdiction and Venue. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within the State of Florida in the judicial circuit in which OSI has its principal place of business. Each party hereby agrees to submit to the personal jurisdiction of such courts and hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

         12.14 Enforcement. In the event it is necessary for any party to retain legal counsel or institute legal proceedings to enforce the terms of this Agreement, including, without limitation, obligations upon expiration or termination, the prevailing party shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such enforcement including, without limitation, attorney's fees and court costs and including appellate proceedings.

         12.15 Further Assurances. Each party covenants and agrees to execute and deliver, prior to or after the Merger, such further documents as may reasonably be requested by another party to fully effectuate the transactions provided for herein.

         12.16 Equitable Remedies. The parties hereto acknowledge that a refusal by a party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that refused to consummate the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            "OSI"

Attest:                                     OUTBACK STEAKHOUSE, INC.
                                            a Delaware corporation


By:                                         By:
    -----------------------------               --------------------------------
    JOSEPH J. KADOW                             ROBERT D. BASHAM
    Title: Secretary                            Title: President

                                            "Outback"

Attest:                                     OUTBACK STEAKHOUSE OF FLORIDA, INC.,
                                            a Florida corporation

By:                                         By:
    -----------------------------               --------------------------------
    JOSEPH J. KADOW                             PAUL E. AVERY
    Title: Secretary                            Title: President



                                            "HAI"

Attest:                                     HOOD & ASSOCIATES, INC.
                                            a Florida corporation


By:                                         By:
    -----------------------------               --------------------------------
    SHEILA T. HOOD                              DENNIS L. HOOD
    Title: Secretary                            Title: President





Witness:                                    "Hood"






                                            ------------------------------------
                                            DENNIS L. HOOD, individually

                                    EXHIBIT A
                               ARTICLES OF MERGER


         THIS AGREEMENT, PLAN AND ARTICLES OF MERGER ("Articles of Merger"), dated as of November 1, 1997, is entered into by and among HOOD & ASSOCIATES, INC., a Florida corporation ("HAI"); OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"); and OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation ("Outback").

                               W I T N E S E T H:

         WHEREAS, HAI is a corporation duly organized and validly existing under the laws of the State of Florida, and the authorized and outstanding capital stock of HAI is as follows:

                                   Authorized                   Shares Issued
   HAI                           Capital Stock                 and Outstanding
   ---                           -------------                 ---------------

HOOD & ASSOCIATES, INC.     10,000 Common Shares             1,000 Common Shares

         WHEREAS, OSI is a corporation duly organized and validly existing under the laws of the State of Delaware; and

         WHEREAS, OSI is authorized to issue 2,000,000 shares of Preferred Stock, par value $.01, none of which are outstanding and 200,000,000 shares of Common Stock, $.01 par value (the "OSI Common Stock"), of which approximately 48,030,588 shares of OSI Common Stock are issued and outstanding as of March 7, 1997; and

         WHEREAS, Outback is a wholly owned subsidiary of OSI; and

         WHEREAS, the respective Boards of Directors of each of HAI, Outback, and OSI deem it advisable, for the benefit of their respective corporations and shareholders, that HAI be merged into Outback, with Outback as the surviving corporation (in its capacity as surviving corporation, Outback is hereinafter sometimes referred to as the "Surviving Corporation"), pursuant to the provisions of Sections 607.1101-607.1107 of the Florida Business Corporation Act (the "Florida Act") and have approved these Articles of Merger; and

         WHEREAS, the Board of Directors of HAI has directed that these Articles of Merger be submitted to its voting shareholder for approval and adoption and the voting shareholder of HAI has approved and adopted these Articles of Merger in accordance with Florida Law and the corporate governance documents of HAI by
unanimous written consent dated September   , 1997; and

         WHEREAS, OSI as the sole shareholder of Outback has approved and adopted these Articles of Merger by written consent on September 30, 1997; and

         WHEREAS, the Agreement and Plan of Reorganization (the "Reorganization Agreement"), which Outback, OSI, and HAI have entered, contemplates the execution and delivery of these Articles of Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for the purpose of prescribing the terms and conditions of the merger and such other details and provisions as are deemed necessary or desirable, the parties hereto agree as follows:

         1. MERGER. The names of the corporations which propose to merge are HOOD & ASSOCIATES, INC., a North Carolina corporation ("HAI"), and OUTBACK STEAKHOUSE OF FLORIDA, INC. ("Outback"). In accordance with the provisions of the Florida Act at the Effective Date (as hereinafter defined), HAI shall be merged into Outback, and Outback shall be the Surviving Corporation and as such shall continue to be governed by the laws of the State of Florida. The plan of merger set forth in these Articles of Merger was duly authorized by each of Outback and HAI, respectively, by all action required by the laws under which it was incorporated or organized and by its constituent documents.

         2. CONTINUATION OF CORPORATE EXISTENCE. The corporate existence and identity of Outback, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the merger and the corporate existence and identity of HAI with all its purposes, powers, franchises, privileges, rights and immunities at the Effective Date shall be merged with and into that of Outback, and Outback as the Surviving Corporation shall be vested fully therewith, and the separate corporate existence and identity of HAI shall thereafter cease except to the extent continued by statute.

         3. EFFECTIVE DATE. The merger shall become effective (hereinbefore and hereinafter called the "Effective Date") upon the later of (i) filing of these Articles of Merger with the Secretary of State of the State of Florida; or (ii) November 1, 1997. Such Effective Date shall be indicated on Certificate of Merger issued by the Secretary of State of the State of Florida pursuant to the Florida Act.

         4. CORPORATE GOVERNMENT.

                  (a) The Certificate of Incorporation of Outback, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.

                  (b) The Bylaws of Outback, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

                  (c) The members of the Board of Directors and the officers of the Surviving Corporation shall be the persons holding such positions for Outback as of the Effective Date.

         5. CONVERSION OF SHARES. The manner and basis of converting the capital stock of HAI into OSI Common Stock, subject to SECTION 5(C) below with respect to fractional shares, shall be as follows:

                  (a) Each share of HAI common stock which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the merger and without any action on the part of the holder thereof, be converted into and exchanged for 231.725 shares of OSI Common Stock.

                  (b) The Outback Capital Stock outstanding immediately prior to the Effective Date shall be unaffected by the merger.

                  (c) The stock transfer books of HAI shall be closed as of the close of business on the Effective Date and no transfer of record of any of its capital stock shall take place thereafter.

                  (d) No fractional shares of OSI Common Stock and no certificates or scrip therefor shall be issued. Instead one whole share of OSI Common Stock shall be issued to each holder of shares of common stock of the merging corporations whose fractional share interest is .5 or more of one whole share; each fraction of less than .5 of one whole share shall be disregarded.

                  (e) Notwithstanding the foregoing, the OSI shall not be required to issue or distribute more than 231,725 shares of OSI Common Stock pursuant to the merger, less any shares reserved for dissenters' rights, as described in Article 1 of the Reorganization Agreement.

                  (f) All of the shares of OSI Common Stock, when delivered pursuant to the provisions of these Articles of Merger, shall be validly issued, fully paid and non-assessable.

                  (g) At the Effective Date, each holder of certificates representing shares of the common stock of HAI shall thereupon cease to have any rights with respect to such shares and shall be deemed to be a shareholder of OSI to the extent of the number of shares of OSI Common Stock to which such shareholder shall be entitled in accordance with these Articles of Merger; and shall surrender certificates representing shares of the common stock of HAI to the OSI, whereupon such holder shall receive a certificate or certificates for the number of shares of OSI Common Stock to which such holder is entitled hereunder.

         6. RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. The Surviving Corporation shall have the following rights and obligations:

                  (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Florida.

                  (b) The Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of either a public or private nature, of Outback, and HAI and all property, real, personal and mixed and all debts due on whatever account, including subscription to shares and all other chooses in action and every other interest of or belonging or due to HAI shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

                  (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of HAI and any claim existing or action or proceeding pending by or against HAI or Outback may be prosecuted as if the merger had not occurred or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of HAI or Outback shall be impaired by the merger.

         7. CONSENT OF SHAREHOLDERS. These Articles of Merger has been adopted by the shareholders of HAI in accordance with Florida Law and its corporate governance documents by unanimous written consent effective as of September , 1997. These Articles of Merger has been adopted by the written consent of the sole shareholder of Outback dated September 30, 1997 pursuant to the Florida Act.

         8. DISSENTING SHAREHOLDERS. If any shareholder of HAI files a written objection to these Articles of Merger before a vote of the shareholders is taken hereon and complies with the further provisions of the Florida Act, he may be paid the fair value of his shares. If any shareholder of HAI lawfully elects, pursuant to the Florida Act, to exercise or pursue his right to dissent from any of the corporate actions referred to in these Articles of Merger with respect to the shares of common stock of HAI owned by such shareholder (the "Dissenting Shares"), such shareholder shall be entitled to exercise only those rights available to him as set forth in the Florida Act, and, in that event, only in the manner set forth therein. During the period in which any such shareholder shall be exercising or pursuing any of such shareholder's rights of dissent as specified in the Florida Act, as applicable, such shareholder shall have no other rights pursuant to or arising from these Articles of Merger.

         9. REORGANIZATION AGREEMENT. These Articles of Merger is intended to supplement the Reorganization Agreement and is not intended to conflict with or supersede that agreement and, in the event of any conflict, the provisions of the Reorganization Agreement shall control.

         10. COPIES. A copy of these Articles of Merger shall be on file at the principal place of business of the Surviving Corporation located at 550 North Reo Street, Suite 200, Tampa, Florida 33609. A copy of these Articles of Merger will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of any corporation that is a party hereto.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement, Plan and Articles of Merger as of the day and year first above written.

                                             "OSI"

Attest:                                      OUTBACK STEAKHOUSE, INC.
                                             a Delaware corporation


By:                                          By:
    -----------------------------               --------------------------------
    JOSEPH J. KADOW                             ROBERT D. BASHAM
    Title: Secretary                            Title: President



STATE OF FLORIDA              )
                              ) ss
COUNTY OF HILLSBOROUGH        )

    On this ______ day of January, 1998, before me, personally came ROBERT D. BASHAM and JOSEPH J. KADOW, President and Secretary, respectively, of OUTBACK STEAKHOUSE, INC., a Delaware corporation, who are personally known to me, and each being first duly sworn, did depose and say that they executed the foregoing on behalf of said corporation by order of the Board of Directors of said corporation.



(NOTARY SEAL)
                                            ------------------------------------
                                            (Notary Signature)
                                            NOTARY PUBLIC
                                            Commission No.
                                                           ---------------------


                                            "Outback"

Attest:                                     OUTBACK STEAKHOUSE OF FLORIDA, INC.,
                                            a Florida corporation



By:                                         By:
    -----------------------------               --------------------------------
    JOSEPH J. KADOW                             PAUL E. AVERY
    Title: Secretary                            Title: President

STATE OF FLORIDA              )
                              ) ss
COUNTY OF HILLSBOROUGH        )

    On this ______ day of January, 1998, before me, personally came PAUL E. AVERY and JOSEPH J. KADOW, President and Secretary, respectively, of OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation, who are personally known to me, and each being first duly sworn, did depose and say that they executed the foregoing on behalf of said corporation by order of the Board of Directors of said corporation.



(NOTARY SEAL)
                                            ------------------------------------
                                            (Notary Signature)
                                            NOTARY PUBLIC
                                            Commission No.
                                                           ---------------------



                                            "HAI"

Attest:                                     HOOD & ASSOCIATES, INC.
                                            a Florida corporation


By:                                         By:
    -----------------------------               --------------------------------
    SHEILA T. HOOD                              DENNIS L. HOOD
    Title: Secretary                            Title: President



STATE OF NORTH CAROLINA     )
                            ) ss
COUNTY OF                   )

    On this ______ day of January, 1998, before me, personally came DENNIS L. HOOD and SHEILA T. HOOD as President and Secretary of HOOD & ASSOCIATES, INC., a North Carolina corporation, who are personally known to me, and each being first duly sworn, did depose and say that they executed the foregoing on behalf of said corporation by order of the Board of Directors of said corporation.



(NOTARY SEAL)
                                            ------------------------------------
                                            (Notary Signature)
                                            NOTARY PUBLIC
                                            Commission No.
                                                           ---------------------

                                    EXHIBIT B

                              DISCLOSURE SCHEDULES


Item 2.7 Any asset acquired or disposed of, or indebtedness incurred, assumed, guaranteed, endorsed, paid or discharged; any material amount of assets subjected or permitted to be subjected to any liability or obligation or to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement and identified below:

                None.


Item 2.9(a) Material liabilities or obligations, contingent or otherwise of the Partnership of any nature:

                None.


Item 2.9(b) Liabilities or obligations of HAI (other than material liabilities arising solely by reason of HAI's status as a partner in the Partnership) of any nature, whether absolute, accrued, contingent or otherwise:

                None.


Item 2.10 Liens and encumbrances on real and personal property purchased by HAI or the Partnership since the date of the Balance Sheet, except for liens for taxes, assessments or other governmental charges not yet due and payable.

                None.


Item 2.11 Contracts and commitments not in the ordinary course of the Partnership's business.

                None.


Item 2.12 Pending suits, claims, actions or litigation or administrative, arbitration or other proceedings or governmental investigations or inquiries against HAI or the Partnership to which any of their business or assets is subject.

                None.


Item 2.13       Violations and defaults of HAI and the Partnership.

                None.


Item 11.1 Current liabilities and those debts and liabilities of HAI agreed to be assumed by Outback:

                None.

08/07/97



                                      B-1